Exhibit 99.1

E @coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	January 27, 2011
No. 1274

Coherent, Inc. Reports First Fiscal Quarter Results

Record Bookings, Revenue and Operating Profit

SANTA CLARA, CA, January 27, 2011 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its first fiscal quarter ended January 1, 2011.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	Jan. 1,	Oct. 2,	Jan. 2,
	2011	2010	2010
GAAP Results (in millions except per share data)
Bookings	$234.4	$192.5	$158.4
Net sales	$183.1	$166.4	$122.8
Net income	$19.1	$9.9	$4.2
Diluted EPS	$0.76	$0.39	$0.17

Non-GAAP Results (in millions except per share data)
Net income	$21.4	$14.9	$5.1
Diluted EPS	$0.85	$0.59	$0.21

FIRST FISCAL QUARTER DETAILS

For the first fiscal quarter ended January 1, 2011, Coherent announced net sales of $183.1 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $19.1 million, or $0.76 per diluted share.  These results compare to net sales of $122.8 million and net income of $4.2 million, or $0.17 per diluted share, for the first quarter of fiscal 2010.  Non-GAAP net income for the first quarter of fiscal 2011 was $21.4 million, or $0.85 per diluted share, and non-GAAP net income for the first quarter of fiscal 2010 was $5.1 million, or $0.21 per diluted share. Please see the reconciliation of GAAP to non-GAAP results included at the end of our release.

Net sales for the fourth quarter of fiscal 2010 were $166.4 million and net income, on a GAAP basis, was $9.9 million, or $0.39 per diluted share.  Non-GAAP net income for the fourth quarter of fiscal 2010 was $14.9 million, or $0.59 per diluted share.

Bookings received during the three months ended January 1, 2011 of $234.4 million increased 48.0% from $158.4 million in the same prior year period and increased by 21.8% compared to bookings of $192.5 million in the immediately preceding quarter.  The book-to-bill ratio was 1.28, resulting in backlog of $308.9 million at January 1, 2011 compared to a backlog of $262.0 million at October 2, 2010 and a backlog of $202.8 million at January 2, 2010.

“We continue to see strength in our markets as evidenced by record sales and bookings.  We are also realizing the benefits of our prior restructuring efforts, which combined with higher revenues and favorable mix led to record operating profit,” said John Ambroseo, Coherent’s President and Chief Executive Officer.  “Positive news continues to flow in the second fiscal quarter.  We have just received another substantial order for $32 million for lasers used in OLED and LCD manufacturing.  These systems are scheduled for delivery through the end of the calendar year. The combined impact of record orders, record backlog and the completion of the Hypertronics transaction result in a higher revenue outlook for fiscal 2011 of $760-$780 million,” he added.

Coherent ended the quarter with cash and short term investments of $296.6 million, an increase of $33.8 million from cash and short term investments of $262.8 million at October 2, 2010.

“In addition to the record performance on the income statement, we have done an outstanding job managing working capital and ended the first quarter with approximately $297 million in cash and cash investments.  We plan to deploy some of this cash on targeted acquisitions.  We have also received approval from our Board to repurchase up to $75 million in common stock over the next twelve months,” Ambroseo said.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

		Three Months Ended
	January 1,	October 2,	January 2,
	2011	2010	2010

Net sales	$183,111	$166,398	$122,815
Cost of sales (A) (B) (D)	100,717	96,579	71,783
Gross profit	82,394	69,819	51,032
Operating expenses:
Research & development (A) (B) (D)	18,530	19,192	15,410
Selling, general & administrative (A) (B) (C) (D)	36,078	32,848	27,979
Intangibles amortization	2,095	2,044	1,961
Total operating expenses	56,703	54,084	45,350
Income from operations	25,691	15,735	5,682
Other income (expense), net(D)	1,754	(1,000)	792
Income before income taxes	27,445	14,735	6,474
Provision for income taxes	8,332	4,882	2,295
Net income	$19,113	$9,853	$4,179

Net income per share:
Basic	$0.77	$0.40	$0.17
Diluted	$0.76	$0.39	$0.17

Shares used in computation:
Basic	24,688	24,677	24,469
Diluted	25,268	25,240	24,678

(A)  Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands):

	Three Months Ended
Stock-related compensation	Jan. 1,	Oct. 2,	Jan. 2,
expense	2011	2010	2010
Cost of sales	$244	$241	$219
Research & development	337	311	273
Selling, general & administrative	2,342	1,500	1,670
Impact on income from operations	$2,923	$2,052	$2,162

For the quarters ended January 1, 2011, October 2, 2010, and January 2, 2010, the impact on net income, net of tax was $2,248 ($0.09 per diluted share), $1,864 ($0.07 per diluted share) and $1,519 ($0.06 per diluted share), respectively.

(B)  Restructuring costs included in operating results are summarized below:

	Three Months Ended
	Jan. 1,	Oct. 2,	Jan. 2,
Restructuring costs	2011	2010	2010
Cost of sales	$—	$3,453	$309
Research & development	—	282	409
Selling, general & administrative	—	861	518
Impact on income (loss) from operations	$—	$4,596	$1,236

Restructuring costs for the quarter ended January 1, 2011 were not material to our results of operations and have not been broken out here or in our non-GAAP reconciliation. For the quarters ended October 2, 2010 and January 2, 2010, the impact on net income, net of tax was $3,209 ($0.13 per diluted share) and $813 ($0.03 per diluted share), respectively.

(C)  The quarter ended October 2, 2010 includes $2,185 ($1,438 net of tax ($0.06 per diluted share)) net receipt from the settlement of litigation resulting from our internal stock option investigation.

(D)  Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

	Three Months Ended
Deferred compensation	Jan. 1,	Oct. 2,	Jan. 2,
expense (benefit)	2011	2010	2010
Cost of sales	$50	$—	$32
Research & development	195	15	132
Selling, general & administrative	1,495	68	1,114
Impact on income from operations	$1,740	$83	$1,278

For the quarters ended January 1, 2011, October 2, 2010 and January 2, 2010, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $1,553, expense of $74 and income of $1,063, respectively.

Summarized balance sheet information is as follows (unaudited, in thousands):

	January 1, 2011	October 2, 2010
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$296,574	$262,771
Restricted cash	625	625
Accounts receivable, net	107,938	110,211
Inventories	121,210	113,858
Prepaid expenses and other assets	66,874	55,052
Total current assets	593,221	542,517
Property and equipment, net	88,343	90,339
Other assets	158,393	170,248
Total assets	$839,957	$803,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$16	$18
Accounts payable	40,869	39,737
Other current liabilities	99,649	92,165
Total current liabilities	140,534	131,920
Other long-term liabilities	80,447	79,721
Total stockholders’ equity	618,976	591,463
Total liabilities and stockholders’ equity	$839,957	$803,104

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended
	January 1, 2011	October 2, 2010	January 2, 2010
GAAP net income	$19,113	$9,853	$4,179
Stock-related compensation expense	2,248	1,864	1,519
Restructuring costs	—	3,209	813
Stock option investigation and litigation benefit	—	—	(1,438)
Non-GAAP net income	$21,361	$14,926	$5,073

Non-GAAP net income per diluted share	$0.85	$0.59	$0.21

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to our fiscal 2011 revenue outlook, the strength of our markets and our plans for future acquisitions. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic slowdowns, the ability of our customers to forecast their own end markets, our ability to increase our sales volumes, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, level of government spending and continued purchases of our existing and new products and services, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, our ability to identify and then negotiate, sign and close any potential acquisition, our ability to successfully integrate the acquired business assets and to expand our operations in Singapore and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056–0980 • Telephone (408) 764-4000